Exhibit 10.17

[Letterhead of Cohu GmbH]

	GESCHäFTSFüHRERANSTELLUNGS- VERTRAG		MANAGING DIRECTOR’S SERVICE AGREEMENT
	zwischen der Cohu GmbH Geiglsteinstr. 6 83059 Kolbermorr ("Gesellschaft") und		between Cohu GmbH Geiglsteinstr. 6 83059 Kolbermorr ("Company") and

(2)	Klaus Ilgenfritz Innstr. 12 83126 Flintsbach ("Geschäftsführer").	(2)	Klaus Ilgenfritz Innstr. 12 83126 Flintsbach ("Managing Director").

	PRäAMBEL		PREAMBLE

Der Geschäftsführer ist bereits seit dem 1. Juni 2011 – ursprünglich als Arbeitnehmer – bei der Gesellschaft beschäftigt und seit dem 1. September 2018 Geschäftsführer der Gesellschaft. Über die Jahre haben die Parteien diverse Vereinbarungen geschlossen, die diese nun aus Gründen der Übersichtlichkeit mit Abschluss dieses Anstellungsvertrags aufheben möchten.

Vor diesem Hintergrund schließen die Parteien folgende Vereinbarung:

Managing Director previously was an employee of the Company beginning 1. June 2011. Managing Director has been providing services to the Company since 1 September 2018. Company and Managing Director now wish to cancel by entering into this Managing Director services agreement (“Managing Director Agreement”).

Against this background, the parties conclude the following agreement:

1.	PFLICHTEN UND AUFGABEN	1.	DUTIES AND RESPONSIBILITIES

1.1	Der Geschäftsführer wurde mit Wirkung zum 1. September 2018 zum Geschäftsführer der Gesellschaft bestellt und als solcher im Handelsregister eingetragen.	1.1	Managing Director was appointed as statutory managing director of the Company effective as of 1 September 2018 registered as such with the commercial register.

1.2	Die Vertretungsbefugnis des Geschäftsführers bestimmt sich nach dem Handelsregister. Die Gesellschaft kann die Vertretungsbefugnis jederzeit ändern.	1.2	The Managing Director has the power of representation as reflected in the commercial register. The Company may change the power of representation at any time.

1.3	Dienstort ist der jeweilige Sitz der Gesellschaft, derzeit Kolbermoor. Bei Bedarf wird der Geschäftsführer Geschäftsreisen auch in erheblichem Ausmaß, auch ins Ausland, tätigen.	1.3

The place of work shall be the registered office of the Company, applicable from time to time, at the moment Kolbermoor. If necessary the Company may request the Managing Director to travel on business also to a significant extent, including abroad.

[Letterhead of Cohu GmbH]

2.	GESCHäFTSFüHRUNG	2.	MANAGEMENT

2.1	Der Geschäftsführer führt die Geschäfte nach Maßgabe der Gesetze, der jeweils geltenden Satzung der Gesellschaft, soweit vorhanden der jeweiligen Geschäftsordnung der Gesellschaft, dieses Geschäftsführervertrags und den Beschlüssen der Gesellschafterversammlung der Gesellschaft.	2.1

The Managing Director shall manage the business of the Company in accordance with the laws, the Articles of Association of the Company effective from time to time, if available the rules of procedure for management effective from time to time, this Managing Director Agreement and the resolutions of the shareholders' meeting of the Company.

2.2	Dem Geschäftsführer obliegen die ihm nach einer etwaigen Geschäftsordnung jeweils zugewiesenen Aufgaben. Die Gesellschaft kann jederzeit weitere Geschäftsführer bestellen und die Aufgaben des Geschäftsführers ändern.	2.2

The Managing Director shall fulfill the respective duties assigned to him in accordance with any rules of procedure for the management. The Company may appoint other managing directors at any time and change the duties of the Managing Director.

2.3	Der Geschäftsführer hat die ihm obliegenden Pflichten mit der Sorgfalt eines ordentlichen und gewissenhaften Kaufmanns unter Wahrung der Interessen der Gesellschaft zu führen.	2.3	The Managing Director has to fulfill his obligations employing the diligence of a prudent and conscientious businessman observing the Company's interests.

2.4	Der Geschäftsführer bedarf für alle Geschäfte und Maßnahmen, die über den gewöhnlichen Betrieb des Handelsgewerbes der Gesellschaft hinausgehen, der ausdrücklichen schriftlichen Einwilligung der Gesellschafterversammlung. Die Gesellschaft kann jederzeit eine Liste der Handlungen, deren Ausführung der vorherigen Zustimmung der Gesellschafterversammlung bedarf, erlassen und diese Liste kann jederzeit durch Beschluss der Gesellschafterversammlung erweitert oder eingeschränkt werden.	2.4

The Managing Director needs the shareholders' meeting's explicit written authorisation for all business transac‐tions and measures exceeding the Company's usual business operations. The Company may determine a list of transactions the execution of which requires the prior consent of the shareholders´ meeting at any time and such list may be extended or limited by resolution of the shareholders´ meeting at any time.

2.5	Der Geschäftsführer hat für eine angemessene Compliance-Organisation, insbesondere für den Schutz von Betriebs‑ und Geschäftsgeheimnissen, zu sorgen.	2.5	The Managing Director shall arrange a reasonable compliance organization, especially in matters of the protection of business or operational secrets.

[Letterhead of Cohu GmbH]

3.	VERGüTUNG	3.	SALARY

3.1	Der Geschäftsführer erhält ein jährliches Festgehalt in Höhe von EUR 347.905,00 brutto, das in 12 gleichen Teilbeträgen jeweils zum Monatsende zahlbar ist.	3.1	The Managing Director will receive an annual fixed salary of EUR 347,905.00 gross, which will be paid in 12 equal installments to the end of each calendar month.

3.2	Mit der vorstehenden Vergütung sind alle sonstigen Leistungen, insbesondere sämtliche Überstunden, Mehrarbeit, Sonn‑ und Feiertagsarbeit abgegolten.	3.2	The payment of the aforementioned remuneration is full compensation for all other benefits, in particular overtime, additional work, work on Sundays and public holidays.

3.3	Die etwaige Gewährung von sonstigen Gratifikationen, Prämien, Boni oder sonstigen Leistungen erfolgt freiwillig und ohne Einräumung eines Rechtsanspruchs, es sei denn dies wird ausdrücklich anders vereinbart (§ 305b BGB). Auch durch mehrmalige Leistungen wird ein Rechtsanspruch für die Zukunft weder dem Grunde nach noch der Höhe nach begründet.	3.3

The possible granting of any additional bonus or other benefits is voluntary and without prejudice, unless this has been expressly agreed otherwise (section 305b German Civil Code). Even repeated granting does not constitute a legal claim for granting in future, neither with regard to the cause nor with regard to the amount.

3.4	Der Geschäftsführer ist verpflichtet, etwaige Überzahlungen auch dann an die Gesellschaft zurückzuzahlen, wenn der Geschäftsführer diese Zahlung bereits verbraucht hat. Der Einwand des Wegfalls der Bereicherung gemäß § 818 Abs. 3 BGB ist ausgeschlossen.	3.4

The Managing Director shall pay back to the Company any overpayments, even if the Managing Director has already spent these amounts. The defence to claim the omission of enrichment provided under section 818 para. 3 German Civil Code is excluded.

3.5	Die vorstehende Vergütung wird bei unterjährigem Eintritt oder Ausscheiden zeitanteilig gezahlt, soweit in diesem Geschäftsführervertrag nichts Abweichendes geregelt ist.	3.5	The aforementioned remuneration will be paid pro rata if the Managing Director joins or leaves the Company during the calendar year unless otherwise agreed in this Managing Director Agreement.

4.	DIENSTWAGEN	4.	COMPANY CAR

4.1	Die Gesellschaft stellt dem Geschäftsführer zur Erfüllung seiner dienstlichen Aufgaben einen Dienstwagen der Mittelklasse zur Verfügung. Der Geschäftsführer kann den Dienstwagen auch privat nutzen. Der Geschäftsführer trägt die auf den geldwerten Vorteil der Privatnutzung entfallenden gesetzlichen Abgaben.	4.1

he Company shall provide a middle-class company car to the Managing Director for the fulfilment of his work tasks. The Managing Director may use the car also for private purposes. The Managing Director shall bear the statutory deductions for the cash benefit of the private use of the company car.

4.2	Die weiteren Einzelheiten richten sich nach der jeweils gültigen Dienstwagenrichtlinie der Gesellschaft. Soweit eine solche Richtlinie nicht vorhanden ist, ist Voraussetzung für die Nutzung des Dienstwagens der Abschluss einer separaten Dienstwagennutzungsvereinbarung (Anlage 1).	4.2

Further details shall be governed by the Company's company car policy as amended from time to time. If no such policy exists, the use of the company car is subject to the conclusion of a separate company car agreement (Appendix 1).

[Letterhead of Cohu GmbH]

5.	DIENSTZEIT	5.	WORKING TIME

	Der Geschäftsführer verpflichtet sich, seine ganze Arbeitskraft, fachlichen Kenntnisse und Erfahrungen der Gesellschaft zur Verfügung zu stellen.		The Managing Director undertakes to dedicate his entire working capacity and his professional know‑how and experience to the Company.

6.	URLAUB	6.	HOLIDAY

6.1	Der Geschäftsführer hat Anspruch auf einen Urlaub von 30 Arbeitstagen pro Kalenderjahr („Urlaub“). Dieser setzt sich aus dem gesetzlichen Urlaubsanspruch von 20 Arbeitstagen („Gesetzlicher Urlaub“) sowie einem darüber hinausgehenden vertraglichen Urlaubsanspruch von 10 Arbeitstagen („Vertraglicher Urlaub“) zusammen. Der Vertragliche Urlaub wird im Jahr des Ein‑ und Austritts anteilig gewährt.	6.1

The Managing Director is entitled to holiday leave of 30 working days per calendar year (“Holiday”). This entitlement consists of 20 working days statutory holiday entitlement (“Statutory Holiday”) and 10 working days' contractual holiday entitlement (“Contractual Holiday”). In the year in which the service relationship commences or terminates, the contractual holiday will be granted on a pro rata basis.

6.2	Der Geschäftsführer hat den Urlaub so einzurichten, dass den Bedürfnissen der Geschäftsführung Rechnung getragen wird. Die Urlaubszeiten sind mit den anderen Geschäftsführern / Geschäftsführerinnen, soweit vorhanden, abzustimmen, ansonsten mit der Gesellschafterversammlung.	6.2

The Managing Director shall plan the Holiday in accordance with the business needs of the Company. He must coordinate his Holiday with the other Managing Directors, if any, otherwise with the Shareholders' Meeting.

6.3	Der Urlaub ist grundsätzlich im laufenden Kalenderjahr zu nehmen. Durch den Geschäftsführer genommener Urlaub wird zunächst auf den Gesetzlichen Urlaub angerechnet.	6.3	The Holiday must generally be taken during the current calendar year. Any Holiday taken by the Managing Director will be set off against the Statutory Holiday first.

6.4	Eine Übertragung des Urlaubs auf das nächste Kalenderjahr erfolgt nur, wenn dringende betriebliche oder in der Person des Geschäftsführers liegende Gründe dies rechtfertigen. Der so übertragene Urlaub verfällt, wenn er nicht bis zum 31. März des Folgejahres genommen wird. Der Verfall des Vertraglichen Urlaubs findet unabhängig davon statt, ob die Gesellschaft dazu aufgefordert hatte, den Vertraglichen Urlaub zu nehmen, oder ob die Gesellschaft über die Möglichkeit des Verfalls gesondert aufgeklärt hatte.	6.4

Holiday may only be carried over to the next calendar year if justified by urgent business reasons or reasons relating to the Managing Director personally. Any Holiday carried forward from the past calendar year will be forfeited if not taken by 31 March in the following year. The forfeiture of the Contractual Holiday takes place irrespective of whether the Company had requested the Managing Director to take the Contractual Holiday or whether the Company had separately informed of the possibility of forfeiture.

[Letterhead of Cohu GmbH]

6.5	Ist der Geschäftsführer infolge einer ärztlich nachgewiesenen, krankheitsbedingten Arbeitsunfähigkeit daran gehindert, den übertragenen Urlaub bis zum 31. März des Folgejahres zu nehmen, besteht nur der Gesetzliche Urlaub auch über diesen Zeitpunkt hinaus fort. Für diesen fortbestehenden Gesetzlichen Urlaub gelten die Regelungen der Ziffern 6.3 und 6.4 entsprechend, d.h. dieser fortbestehende Gesetzliche Urlaub verfällt spätestens 15 Monate nach Ende des Kalenderjahres, in dem der Gesetzliche Urlaub entstanden ist. Der Vertragliche Urlaub verfällt in einem solchen Fall nach Ziffer 6.4.	6.5

n cases where the Managing Director, as a direct consequence of a medically certified incapacity to work due to illness, is prevented from taking carried over Holiday by 31 March in the following year, only the remaining Statutory Holiday will persist beyond that date. With regard to this remaining Statutory Holiday clauses 6.3 and 6.4 shall apply accordingly, i.e., this remaining Statutory Holiday will be forfeited at the latest 15 months after the end of the calendar year in which the Statutory Holiday accrued. In such case, the Contractual Holiday will be forfeited according to clause 6.4.

6.6	Bei Beendigung des Geschäftsführerdienstvertrages ist eine Abgeltung Vertraglichen Urlaubs ausgeschlossen. Eine Abgeltung des verbleibenden Gesetzlichen Urlaubs bestimmt sich nach den gesetzlichen Regelungen. Dies gilt auch, sofern Urlaubsabgeltung zu leisten ist, weil der Geschäftsführer den Gesetzlichen Urlaub wegen des in Ziffer 6.5 geregelten Sachverhalts nicht nehmen konnte.	6.6

There will be no payment in lieu of untaken Contractual Holiday on termination of this Managing Director Agreement. Payment in lieu of the remaining Statutory Holiday entitlement is determined by the statutory provisions. This will also apply if payment in lieu of untaken holiday is payable due to the Managing Director not having been able to take his Statutory Holiday due to the circumstances set out in clause 6.5.

7.	DAUER, BEENDIGUNG, FREISTELLUNG	7.	TERM, TERMINATION, RELEASE FROM WORK

7.1	Dieser Geschäftsführervertrag tritt mit sofortiger Wirkung in Kraft und ist unbefristet.	7.1	This Managing Director Agreement shall become effective immediately and shall be for an indefinite term.

7.2	Die Kündigungsfrist beträgt für beide Parteien 6 Monate zum Monatsende.	7.2	For both parties the notice period shall be 6 months to the end of the month.

7.3	Hiervon unberührt bleibt das Recht zur Kündigung aus wichtigem Grund.	7.3	The right to terminate the service relationship for severe cause shall remain unaffected thereof.

7.4	Die Kündigung bedarf der Schriftform.	7.4	Notice must be given in writing.

[Letterhead of Cohu GmbH]

7.5	Das Anstellungsverhältnis endet in jedem Fall, ohne dass es des Ausspruchs einer Kündigung bedarf, mit Ablauf des Monats, (i) in dem der Geschäftsführer die Regelaltersgrenze der gesetzlichen Rentenversicherung erreicht hat und eine ungekürzte Rente wegen Alters beanspruchen kann oder (ii) ihm ein Bescheid über die Gewährung einer Rente wegen voller Erwerbsminderung zugestellt wird; bei späterem Beginn der Rente endet der Geschäftsführervertrag mit Ablauf des Tages vor Beginn der Rentenzahlungen; der Geschäftsführer ist verpflichtet, den Bescheid unverzüglich der Gesellschaft zu übermitteln.	7.5

In any case, the service relationship shall come to an end, without any notice requirement, upon the expiration of the month in which the Managing Director (i) reaches the usual age threshold of the statutory pension insurance and is entitled to an old‑age pension (without reductions) or (ii) is served an official notification to be entitled to a pension due to permanent disability; in case pension payments starts later, the service relationship ends at the end of the day prior to the beginning of the pension payments; the Managing Director shall inform the Company of such notification without undue delay.

7.6

Die Gesellschafterversammlung ist be‐rechtigt, den Geschäftsführer im Falle einer Kündigung, des Widerrufs der Bestellung, der Niederlegung oder bei einem berechtigten, überwiegenden Interesse der Gesellschaft dauerhaft oder vorübergehend von der Erbringung der Arbeitsleistung unter Fortzahlung nur des Festgehalts gemäß Ziffer 3.1 freizustellen. Ein Anspruch auf eine etwaig vertraglich vereinbarte variable Vergütung besteht für die Zeit der Freistellung nicht. Für die Zeit der Freistellung wird auf die Vergütung des Geschäftsführers alles angerechnet, was er durch anderweitige Verwertung seiner Arbeitskraft erwirbt oder böswillig zu erwerben unterlässt. Der Geschäftsführer ist verpflichtet, die Gesellschaft über die Aufnahme einer anderweitigen Tätigkeit und den diesbezüglichen Vertragspartner/Arbeitgeber zu unterrichten. Soweit die Freistellung unwiderruflich ist, wird der bereits entstandene oder noch entstehende Urlaubsanspruch sowie danach sämtliche Ansprüche auf Freizeitausgleich angerechnet. Während einer Freistellung ist dem Geschäftsführer weiterhin jeglicher Wettbewerb untersagt.

		7.6

The shareholders' meeting is entitled to temporarily or permanently release the Managing Director from the duty to provide services during the notice period subject to continued payment of only the fixed remuneration according to clause 3.1 if either Party has given notice of termination, in case of removal from the office, resignation by the Managing Director, or in case of legitimate outweighing interests of the Company. There is no entitlement to variable remuneration, if any, for the time of the release. During the release any other income of the Managing Director or other income that the Managing Director maliciously avoids receiving will be set off against his remuneration. The Managing Director is obliged to inform the Company of the commencement of any other activity and the contractual partner/employer concerned. If the release may not be revoked, accrued or accruing holidays and afterwards any other entitlements to time off will be set off. During the release the Managing Director shall continue to refrain from any competition.

7.7	Die Bestellung zum Geschäftsführer kann durch Beschluss des satzungsmäßigen Organs jederzeit widerrufen werden. Der Widerruf gilt als Kündigung des Anstellungsverhältnisses zum nächstzulässigen Termin.	7.7

The appointment as statutory managing director may be withdrawn by resolution of the appropriate body according to the articles of association of the Company at any time. Such withdrawal shall be considered as notice of termination effective at the next possible date.

[Letterhead of Cohu GmbH]

8.	SPESEN	8.	EXPENSES

Die Erstattung von notwendigen dienstlich veranlassten Auslagen bestimmt sich nach der jeweils gültigen Richtlinie der Gesellschaft. Soweit eine solche Richtlinie nicht vorhanden ist, erhält der Geschäftsführer nach vorheriger Absprache und gegen Vorlage der entsprechenden Belege Erstattung von notwendigen dienstlich veranlassten Auslagen nach den jeweils steuerlich abzugsfähigen Sätzen.

The reimbursement of necessary and officially incurred expenses is determined by the valid policy of the Company effective from time to time. If there is no such policy the Employee will be reimbursed after prior written approval and representation of the supporting documents for such necessary and officially incurred expenses based on the respective tax deductible rates.

9.	NEBENTäTIGKEITEN	9.	SECONDARY EMPLOYMENT

9.1

Der Geschäftsführer darf eine entgeltliche oder ‑ soweit hierdurch möglicherweise die Interessen der Gesellschaft beeinträchtigt werden können ‑ unentgeltliche Nebentätigkeit nur mit vorheriger schriftlicher Zustimmung der Gesellschafterversammlung übernehmen. Das gleiche gilt für die Übernahme von Aufsichtsrats‑ oder Beiratsmandaten, Directorships, Ehrenämtern oder ähnlichen Mandaten. Die Gesellschaft wird die Zustimmung erteilen, soweit ihre Interessen durch die Nebentätigkeit nicht beeinträchtigt werden. Die Gesellschaft kann im Rahmen billigen Ermessens jederzeit, ggf. unter Wahrung einer angemessenen Ankündigungsfrist, die Zustimmung widerrufen.

		9.1

The Managing Director is not allowed to take on secondary employment, whether paid or ‑ if this may conflict with the interests of the Company ‑ unpaid without the explicit consent of the shareholders' meeting. The same applies for supervisory or honorary, directorships or similar offices. The Company may revoke the consent at its reasonable discretion at any time, where appropriate within a reasonable period of notice.

9.2	Der Geschäftsführer wird auf Verlangen der Gesellschafterversammlung auch andere Tätigkeiten und Ämter in mit der Gesellschaft verbundenen Unternehmen im Sinne der §§ 15 ff. AktG ("Verbundene Unternehmen") übernehmen, auch als Organmitglied, soweit diese Tätigkeiten dem Geschäftsführer zumutbar sind. Der Geschäftsführer ist verpflichtet, alle in diesem Zusammenhang erforderlichen Erklärungen abzugeben und Handlungen vorzunehmen.	9.2

Upon request of the Shareholder's Meeting the Managing Director is obliged to take over other tasks with affiliated companies of the Company in the meaning of section 15 et. al. of the German Stock Corporation Act ("Affiliated Companies"), also as statutory legal representative to the extent that these tasks are reasonable for the Managing Director. The Managing Director shall make all declarations and take all actions required in this regard.

[Letterhead of Cohu GmbH]

9.3	Der Geschäftsführer ist verpflichtet, im Falle des Widerrufs der Bestellung zum Geschäftsführer der Gesellschaft, auf Verlangen der Gesellschaft auch jederzeit vorher, unverzüglich sämtliche Ämter bei Verbundenen Unternehmen oder sonstige Ämter, die er aufgrund seiner Tätigkeit für die Gesellschaft übernommen hat (z. B. bei Verbänden) niederzulegen. Der Geschäftsführer ist verpflichtet, alle in diesem Zusammenhang erforderlichen Erklärungen abzugeben und Handlungen vorzunehmen.	9.3

If the Managing Director has been removed from the office as managing director of the Company, or upon the request of the Company at any time earlier, the Managing Director shall resign from all such offices in Affiliated Companies or other offices which he has assumed for the Company as a result of his activity (e.g., in associations) without undue delay. The Managing Director shall make all declarations and take all actions required in this regard.

9.4	Sämtliche Tätigkeiten und Ämter des Geschäftsführers für Verbundene Unternehmen sind mit den Bezügen aus diesem Geschäftsführervertrag abgegolten.	9.4	All tasks and offices of the Managing Director for other Affiliated Companies are deemed compensated with the remuneration according to this Managing Director Agreement.

9.5	Veröffentlichungen und Vorträge bedürfen der vorherigen schriftlichen Zustimmung der Gesellschaft, soweit dadurch die Interessen der Gesellschaft berührt werden.	9.5	Publications and lectures require the prior written consent of the Company, if the interest of the Company might be affected.

10.	WETTBEWERBSVERBOT, ABWERBEVERBOT	10.	NON‑COMPETE, NON‑SOLICITATION

10.1

Dem Geschäftsführer ist es untersagt, während der Dauer dieses Geschäftsführervertrages in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, welches mit der Gesellschaft oder einem Verbundenen Unternehmen in direktem oder indirektem Wettbewerb steht. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Geschäftsführervertrages ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Hiervon ausgenommen sind geringfügige Beteiligungen von höchstens 3% des Stammkapitals an Gesellschaften, deren Anteile an einer ordentlichen Börse gehandelt werden. Dieses Wettbewerbsverbot gilt auch zugunsten von Verbundenen Unternehmen.

		10.1

During the term of this Managing Director Agreement, the Managing Director shall refrain from any activity either self‑employed, employed or in any other form for a company competing directly or indirectly with the Company or an Affiliated Company. In the same way the Managing Director shall, during the term of this Managing Director Agreement, refrain from establishing, acquiring or participating directly or indirectly in such a company. This shall not apply to small investments of up to 3% of the share capital of companies whose shares are listed at a due stock ex‑change. This obligation not to compete shall also apply to the benefit of Affiliated Companies.

[Letterhead of Cohu GmbH]

10.2	Während der Laufzeit des Dienstverhältnisses und für einen Zeitraum von 12 Monaten nach Beendigung des Anstellungsverhältnisses ist es dem Geschäftsführer untersagt, Arbeitnehmer der Gesellschaft abzuwerben oder dazu zu veranlassen, ihr Arbeitsverhältnis mit der Gesellschaft zu kündigen oder ein neues oder zusätzliches Arbeitsverhältnis oder ähnliches Verhältnis mit einem anderen Arbeitgeber oder Auftraggeber einzugehen.	10.2

During the term of the service relationship and 12 months after the termination of the service relationship the Managing Director shall not induce or solicit any employee of the Company to terminate their employment with the Company or enter into new or additional employment or any similar relationship with another employer or a customer.

11.	NACHVERTRAGLICHES WETTBEWERBSVERBOT, NACHVERTRAGLICHES ABWERBEVERBOT	11.	POST‑CONTRACTUAL NON‑COMPETE, POST‑CONTRACTUAL NON‑SOLICITATION

11.1	Dem Geschäftsführer ist für die Dauer von 24 Monaten nach Beendigung des Anstellungsverhältnisses jegliche Wettbewerbstätigkeit in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen, das mit der Gesellschaft im direkten oder indirekten Wettbewerb steht, untersagt. Das gilt nicht, sofern die Interessen der Gesellschaft hierdurch nicht beeinträchtigt werden.	11.1

For the term of 24 months following the end of the service relationship the Managing Director shall refrain from any competitive activity either self‑employed, employed or in any other comparable way for a company competing directly or indirectly with the Company. This shall not apply if the interests of the Company are not impaired thereby.

In gleicher Weise ist es dem Geschäftsführer untersagt, ein solches Unternehmen zu errichten, zu erwerben oder sich an einem solchen unmittelbar oder mittelbar zu beteiligen. Hiervon ausgenommen sind geringfügige Beteiligungen von höchstens 3% des Stammkapitals an Gesellschaften, deren Anteile an einer ordentlichen Börse gehandelt werden.

In the same way the Managing Director shall, during the term of this post‑contractual non‑compete, refrain from establishing, acquiring or participating directly or indirectly in such a company. This shall not apply to small investments of up to 3% of the share capital of companies whose shares are listed on an ordinary stock exchange.

11.2	Dem Geschäftsführer ist es während der Dauer des nachvertraglichen Wettbewerbsverbots insbesondere auch untersagt, Kunden der Gesellschaft, zu denen vor dem Ausscheiden des Geschäftsführers während der letzten 3 Jahre Geschäftsbeziehungen bestanden, direkt oder indirekt für sich oder einen Dritten abzuwerben oder zu veranlassen, die mit der Gesellschaft bestehende Geschäftsbeziehungen zu beenden.	11.2

The Managing Director shall during the duration of the post-contractual non-compete in particular also refrain from directly or indirectly soliciting away to his or a third's party benefit customers of the Company, which had for the last 3 years prior to the Managing Director's leave a business relationship with the Company or refrain from enticing to terminate the business relationship with the Company.

[Letterhead of Cohu GmbH]

11.3	Das nachvertragliche Wettbewerbsverbot gilt räumlich für das Gebiet, in dem die Gesellschaft oder ein Verbundenes Unternehmen zu dessen Gunsten das Wettbewerbsverbot gilt in den letzten 12 Monaten vor dem Ende des Anstellungsverhältnisses tätig war und beabsichtigt tätig zu werden.	11.3

The post‑contractual non‑compete obligation shall apply to the territory in which the Company or an Affiliated Company which benefits from the non‑compete carried out its business activities in the last 12 months prior to the end of the service relationship and intends to carry out its business activities.

11.4	Die vorstehenden Absätze dieser Ziffer 11 gelten entsprechend auch zugunsten derjenigen Verbundenen Unternehmen, an denen die Gesellschaft direkt oder indirekt Geschäftsanteile hält oder bei denen der Geschäftsführer Organmitglied ist oder eine ähnliche Stellung innehat (z. B. Mitglied im Aufsichtsrat oder Beirat, Prokurist).	11.4

The paragraphs above of this clause 11 above shall apply accordingly to the benefit of those Affiliated Companies in which the Company holds shares directly or indirectly and where the Managing Director is the statutory representative or holds a similar position (e.g. member of the supervisory or advisory board, authorized signatory).

11.5	Der Geschäftsführer erhält für die Dauer des nachvertraglichen Wettbewerbsverbots eine Karenzentschädigung in Höhe von 50% der zuletzt bezogenen vertragsmäßigen Leistungen.	11.5	The Managing Director shall receive compensation pay of 50% of the last received contractual remuneration for the term of the post‑contractual non‑compete.

11.6	Auf die Karenzentschädigung wird alles angerechnet, was der Geschäftsführer durch anderweitige Verwertung seiner Arbeitskraft erwirbt oder böswillig unterlässt zu erwerben. Der Geschäftsführer ist verpflichtet, die Gesellschaft über die Aufnahme einer anderweitigen Tätigkeit und den diesbezüglichen Vertragspartner/Arbeitgeber zu unterrichten.	11.6

Any other income that the Managing Director receives or maliciously omits to receive from other work shall be set off from the compensation. The Managing Director is obliged to inform the Company of the commencement of any other activity and the contractual partner/employer concerned.

11.7	Die Gesellschaft kann während der Dauer des Anstellungsverhältnisses als auch nach dessen Beendigung jederzeit mit einer Ankündigungsfrist von 6 Monaten auf die Einhaltung des nachvertraglichen Wettbewerbsverbots ganz oder teilweise schriftlich verzichten. In diesem Fall wird die Gesellschaft von der Pflicht zur Zahlung einer Karenzentschädigung mit Ablauf der Ankündigungsfrist und der Geschäftsführer von der Wettbewerbsbeschränkung mit Zugang der Erklärung, frühestens jedoch mit der Beendigung des Dienstverhältnisses, befreit.	11.7

During the term of the service relationship and thereafter the Company is entitled to waive the post‑contractual non‑compete obligation in whole or in part at any time by giving 6 months written notice. In this case the Company will be released from the obligation to pay compensation with expiration of the notice period and the Managing Director will be released from the post‑contractual non‑compete obligation after receipt of the written notice, at the earliest, however, upon the end of service relationship.

[Letterhead of Cohu GmbH]

11.8	Endet das Anstellungsverhältnis aufgrund einer berechtigten außerordentlich fristlosen Kündigung aus wichtigem Grund, so kann sich die kündigende Vertragspartei innerhalb eines Monats nach Ausspruch der Kündigung durch schriftliche Erklärung von dem Wettbewerbsverbot mit sofortiger Wirkung lossagen.	11.8

If the service relationship ends due to a justified summary dismissal the Party terminating the service relationship may release itself from the post‑contractual non‑compete with immediate effect by written declaration within one month after the termination notice.

11.9	Im Übrigen gelten die §§ 74 ff. HGB, soweit sie Regelungen zugunsten der Gesellschaft enthalten.	11.9	Furthermore, section 74 et. al. German Commercial Code shall apply, to the extent that these regulations are to the benefit of the Company.

12.	GEHEIMHALTUNG	12.	CONFIDENTIALITY

12.1

Der Geschäftsführer ist verpflichtet, während der Dauer des Anstellungsvertrages über alle ihm anvertrauten, zugänglich gemachten oder sonst bekannt gewordenen Betriebs‑ und Geschäftsgeheimnisse (einschließlich aller anderen, nicht öffentlich bekannten Angelegenheiten) der Gesellschaft oder Verbundener Unternehmen strenges Stillschweigen gegenüber Dritten zu bewahren und solche Betriebs‑ und Geschäftsgeheimnisse (einschließlich aller anderen, nicht öffentlich bekannten Angelegenheiten) auch nicht selbst zu verwerten. Dies gilt nicht, soweit der Geschäftsführer aufgrund gesetzlicher Verpflichtung, z. B. gegenüber einer Behörde (z. B. Finanzamt) zur Offenlegung solcher Geheimnisse verpflichtet ist oder die Offenlegung zur Wahrung von Rechtsansprüchen gegenüber Gerichten erforderlich ist. Sobald dem Geschäftsführer bekannt wird, dass er im Sinne dieser Ziffer zur Offenlegung verpflichtet bzw. die Offenlegung erforderlich ist, wird er die Gesellschaft unverzüglich informieren.

		12.1

The Managing Director shall not, during the term of the service relationship, disclose to any third party any of the Company's or any Affiliated Companies` business or operational secrets (including any other information not known to the public) that have been entrusted or otherwise become known to the Managing Director, and the Managing Director will not utilise such business or operational secrets (including any other matters that are not known to the public) for the Managing Director. This shall not apply to the extent that the Managing Director is obliged to disclose such secrets due to statutory law, e.g., to the authorities (e.g., the revenue service) or the disclosure is required in order to pursue legal claims before a court. As soon as the Managing Director becomes aware that he is obliged to disclose or a disclosure is required in the meaning of this clause the Managing Director shall notify the Company without undue delay.

[Letterhead of Cohu GmbH]

12.2	Diese Verpflichtung gilt auch ohne zeitliche Begrenzung nach Beendigung des Anstellungsverhältnisses im gesetzlich zulässigen Umfang fort. Sollte die nachvertragliche Geheimhaltungspflicht den Geschäftsführer in seinem beruflichen Fortkommen unangemessen behindern, hat der Geschäftsführer gegen die Gesellschaft einen Anspruch auf Freistellung von dieser Pflicht.	12.2

This obligation shall also continue to apply after the end of the service relationship without limitation in time and to the extent legally permissible. If the post contractual confidentiality obligation constitutes an unreasonable obstacle for the Managing Director's professional advancement, the Managing Director shall be entitled to be released from this obligation by the Company.

13.	RÜCKGABE VON BETRIEBSMITTELN, GEGENSTÄNDEN UND DATEN	13.	RETURN OF COMPANY MEANS, ITEMS AND DATA

13.1

Alle im Eigentum der Gesellschaft oder Verbundener Unternehmen stehenden Gegenstände oder die dem Geschäftsführer von der Gesellschaft oder von einem Verbundenen Unternehmen im Rahmen des Anstellungsverhältnisses überlassen wurden, insbesondere alle schriftlichen Arbeitsunterlagen, Computer, Schlüssel, Notizen, Passwörter, Dokumente, Broschüren sowie Kopien, sind sorgfältig von dem Geschäftsführer aufzubewahren und jederzeit auf Verlangen, unaufgefordert spätestens bei Beendigung des Anstellungsverhältnisses, an die Gesellschaft am Sitz der Gesellschaft herauszugeben. Auf Verlangen der Gesellschaft bestätigt der Geschäftsführer die vollständige Herausgabe schriftlich.

		13.1

All items belonging to the Company or Affiliated Companies or which were provided to the Managing Director by the Company or an Affiliated Company in the context of the service relationship, in particular all written documents, computers, keys, notes, passwords, documents, brochures, and copies shall be kept carefully by the Managing Director and shall be returned to the Company at the registered seat of the Company upon request at any time, without request at the latest at the end of the service relationship. At the request of the Company, the Managing Director will confirm the complete return in writing.

13.2

Der Geschäftsführer ist darüber hinaus verpflichtet, jederzeit auf Verlangen, spätestens bei Beendigung des Dienstverhältnisses, auf Datenträgern gespeicherte Daten (z. B. Emails, Software, Dateien) und Programme der Gesellschaft oder Verbundener Unternehmen oder die sonst dienstlicher Natur sind, die im unmittelbaren oder mittelbaren Besitz des Geschäftsführers sind (einschließlich Clouds), auf die EDV‑Anlage der Gesellschaft zu übertragen und auf allen seinen eigenen Datenträgern zu löschen. Auf Verlangen der Gesellschaft bestätigt der Geschäftsführer die vollständige Übertragung und Löschung der Daten schriftlich.

		13.2

The Managing Director shall furthermore transfer all data (e.g., emails, software, files) and programs of the Company or Affiliated Companies or which is otherwise business related which is directly or indirectly owned by the Managing Director (including Clouds), to the Company's data processing facility and delete this data on all his own data carrier on request at any time, and at the latest on termination of the service. At the request of the Company, the Managing Director will confirm the complete transfer and deletion of all data in writing.

[Letterhead of Cohu GmbH]

13.3	Dem Geschäftsführer steht kein Zurückbehaltungsrecht zu.	13.3	The Managing Director shall have no right of retention.

14.	VERTRAGSSTRAFE	14.	CONTRACTUAL PENALTY

14.1	Im Falle einer Zuwiderhandlung gegen das Wettbewerbsverbot aus Ziffer 10.1, das Abwerbeverbot aus Ziffer 10.2, das nachvertragliche Wettbewerbsverbot aus Ziffer 11.1, das nachvertragliche Abwerbeverbot aus Ziffer 11.2 oder, bis zum Ablauf von zwei Jahren nach Beendigung des Anstellungsverhältnisses, die Geheimhaltungspflicht aus Ziffer 12.1 ist der Geschäftsführer verpflichtet, für jeden einzelnen Verstoß an die Gesellschaft eine Vertragsstrafe in Höhe des letzten Bruttomonatsgehalts zu zahlen.	14.1

In event of a breach of the non‑compete according to clause 10.1, the non‑solicitation according to clause 10.2, the post‑contractual non‑compete according to clause 11.1, the post‑contractual non‑solicitation according to clause 11.2 or, until the end of a two years period after the termination of the service relationship, the confidentiality obligation according to clause 12.1 the Managing Director shall pay a contractual penalty to the Company in the amount of the last gross monthly salary in every individual case.

14.2	Besteht die Zuwiderhandlung in der kapitalmäßigen Beteiligung an einem Wettbewerbsunternehmen oder der Eingehung eines Dauerschuldverhältnisses (z. B. Arbeits‑, Dienst‑, Handelsvertreter oder Beraterverhältnis), wird die Vertragsstrafe für jeden angefangenen Monat, in dem die kapitalmäßige Beteiligung oder das Dauerschuldverhältnis besteht, neu verwirkt („Dauerverletzung“).	14.2

If the breach consists of a capital participation in a competitor company or of entering into a continuing obligation (e.g., employment, service, commercial agent or consultancy relationship), the contractual penalty is forfeited anew for each new month in which the capital participation or the continuing obligation exists (“Permanent Breach”).

14.3	Mehrere Verletzungshandlungen lösen jeweils gesonderte Vertragsstrafen aus, gegebenenfalls auch mehrfach innerhalb eines Monats. Erfolgen dagegen einzelne Verletzungshandlungen im Rahmen einer Dauerverletzung, sind sie von der für die Dauerverletzung verwirkten Strafe mit umfasst.	14.3

Several breaches trigger in each case separate contractual penalties, if applicable several times within one month. If, on the other hand, individual breaches occur within the framework of a Permanent Breach, they are also covered by the penalty forfeited for the Permanent Breach.

14.4	Hierbei ist das zum Zeitpunkt des Verstoßes jeweils geltende Bruttomonatsfestgehalt oder im Falle einer Zuwiderhandlung nach Vertragsende das letzte Bruttomonatsfestgehalt vor Beendigung des Anstellungsverhältnisses, inklusive einer etwaigen durchschnittlichen variablen Bruttovergütung der letzten 12 Monate, maßgeblich.	14.4

The last gross monthly base salary at the time of the breach or in the case of a breach after the end of the service, the last gross monthly base salary prior to the end of the service, including the average gross variable remuneration of the last 12 months, if any, shall apply in this regard.

[Letterhead of Cohu GmbH]

14.5	Weist der Geschäftsführer einen geringeren Schaden im Zusammenhang mit einer Zuwiderhandlung nach, ist er verpflichtet, nur den geringeren Schaden an die Gesellschaft zu zahlen. Die Gesellschaft kann auch einen höheren Schaden sowie sonstige Rechte (z. B. Unterlassungsansprüche) geltend machen.	14.5

The Managing Director is entitled to prove lower damages arising from the breach, in which case the Managing Director will only be obliged to pay the lower damages. The Company can also claim higher damages and exercise other rights (e.g., injunctive reliefs).

15.	BERICHTSWESEN	15.	REPORTS

Der Geschäftsführer ist verpflichtet, den Gesellschaftern monatlich oder jederzeit auf Verlangen der Gesellschafterversammlung schriftlich über die Situation der Gesellschaft zu berichten. Der Bericht hat insbesondere folgende Punkte zu enthalten: Verkäufe, Neuabschlüsse von Verträgen, Gewinn und Verlust, Personalkosten, Forderungen und Verbindlichkeiten, sowie alle anderen üblichen Angaben oder Angaben, die die Gesellschaft verlangt.

The Managing Director is obliged to report to the shareholders about the Company's state of affairs in writing monthly or, upon request of the shareholders' meeting at any time. Such report has to contain in particular the following items: sales, conclusion of new contracts, profit and loss, human resources expenditure, receivables and liabilities as well as all other customary information and information requested by the Company.

16.	BUCHEINSICHT	16	ACCESS TO ACCOUNTS

	Der Geschäftsführer hat den Gesellschaftern oder deren Beauftragten jederzeit Einsicht in die Bücher der Gesellschaft zu gewähren.		The Managing Director shall permit the shareholders or their representatives to inspect the books of the Company at any time.

17.	PATENTE, ERFINDUNGEN, URHEBER‑‑, MARKEN‑&NBSP;UND SONSTIGE SCHUTZRECHTE	17.	PATENTS, INVENTIONS, COPYRIGHT, TRADE MARK AND OTHER INTELLECTUAL PROPERTY RIGHTS

17.1

Der Geschäftsführer überträgt im Wege der Abtretung der Gesellschaft, die hiermit die Abtretung annimmt, alle Rechte an etwaigen patentfähigen, urheberrechtsfähigen oder sonst nach Marken‑, Design‑ und/oder Gebrauchsmusterrecht oder irgendeinem anderen Schutzrecht schutzfähigen Arbeitsergebnissen im Rahmen seiner Tätigkeit für die Gesellschaft sofern diese: (i) im Zusammenhang mit den geschäftlichen Aktivitäten von dem Geschäftsführer erworben wurden, oder (ii) unter Verwendung von Material und/oder Arbeitszeit, die von der Gesellschaft zur Verfügung gestellt wurden, entwickelt oder erworben wurden, während oder außerhalb der Tätigkeit für die Gesellschaft, oder (iii) mit seiner Arbeit während der Dauer dieses Geschäftsführervertrages zusammenhängen.

		17.1

The Managing Director hereby transfers by way of assignment to the Company which hereby accepts the assignment all rights to possibly protectable work results for the Company whether they are patentable, protectable by copyright or by trade mark, design or utility model rights or protectable under any other intellectual property rights, to the extent that they: (i) have been created in the context of commercial activities by the Managing Director, or (ii) have been developed or created by using materials or work time provided by the Company, either during or outside of the service activities for the Company, or (iii) are in context with the Managing Director's duties during the term of this Managing Director Agreement.

[Letterhead of Cohu GmbH]

17.2	Soweit eine Abtretung der oben genannten Rechte nicht möglich ist, überträgt der Geschäftsführer für alle bekannten Nutzungsarten das unwiderrufliche, ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs‑ und Verwertungsrecht an den Arbeitsergebnissen im Sinne der Ziffer 17.1 an die Gesellschaft.	17.2

As far as an assignment of the above mentioned rights is not possible the Managing Director hereby grants the irrevocable, exclusive usage and exploitation rights to the work results in the meaning of clause 17.1 for any known types of use without limitations in time, territory and content to the Company.

17.3	Die vorgenannte Abtretung und die Übertragung des Nutzungs‑ und Verwertungsrechts umfasst insbesondere die Erlaubnis der Gesellschaft zur Bearbeitung und zur Bearbeitung durch Dritte. Die Gesellschaft ist berechtigt, die übertragenen oder eingeräumten Rechte ganz oder teilweise uneingeschränkt auf Dritte zu übertragen und/oder zu (unter‑)lizenzieren.	17.3

The above assignment and the transfer of the usage right and the exploitation right cover in particular the right for the Company to modify either by itself or by a third party. The Company is entitled to transfer and/or (sub‑)license the assigned or granted rights either in parts or in total to a third party without limitation.

17.4	Soweit noch nicht geschehen, schließt die Übertragung bzw. Rechteeinräumung auch solche Rechte ein, die vor Aufnahme der Tätigkeit für die Gesellschaft oder vor Abschluss dieses Geschäftsführervertrages erworben und für oder im Zusammenhang mit der Gesellschaft oder eines Verbundenen Unternehmens geschaffen wurden, sofern die unter Ziffer 17.1 (i) ‑ (iii) genannten Voraussetzungen zutreffen.	17.4

If not already the case, the assignment/grant of rights includes such rights which have been created prior to the Managing Director's service for the Company or prior to entering into this Managing Director Agreement as far as they have been created regarding any services provided for or in relation to the Company or an Affiliated Company and to the extent that the circumstances set out in clauses 17.1 (i) ‑ (iii) apply.

[Letterhead of Cohu GmbH]

17.5	Die Gesellschaft kann durch einseitige Mitteilung auch die Rechte für künftige, urheberrechtlich relevante unbekannte Nutzungsarten umfänglich und ausschließlich in Anspruch nehmen. Der Vergütungsanspruch des Geschäftsführers für die Einräumung der Rechte an solchen unbekannten Nutzungsarten richtet sich nach den gesetzlichen Regelungen.	17.5

The Company may upon unilateral notification exclusively and without limitation exploit any future rights for unknown types of use related to copyrightable works. The Managing Director's claim for compensation for the grant of such rights for unknown types of use is subject to the requirements of statutory laws.

17.6	Der Geschäftsführer hat der Gesellschaft über seine Erfindungen und technischen Verbesserungsvorschläge unverzüglich in Textform Mitteilung zu machen.	17.6	The Managing Director must inform the Company about their Inventions and Technical Improvement Proposals in writing without undue delay.

17.7

Des Weiteren wird der Geschäftsführer auf Verlangen der Gesellschaft diese bei der Erlangung von Urheberrechten und anderen rechtlichen Schutzmöglichkeiten (insbesondere gewerblichen Schutzrechten) für die Arbeitsergebnisse des Geschäftsführers im In‑ und Ausland unterstützen. Der Geschäftsführer wird zu diesem Zweck alle Anträge, Abtretungserklärungen und sonstige rechtsgeschäftlichen Erklärungen ausfüllen und abgeben. Zudem wird er alle Dokumente unterzeichnen, die erforderlich oder von der Gesellschaft gewünscht sind, um Urheber‑ oder sonstige gewerbliche Schutzrechte an den Arbeitsergebnissen vollständig auf die Gesellschaft zu übertragen. Darüber hinaus wird er der Gesellschaft, ihren Rechtsnachfolgern und Abtretungsempfängern ermöglichen, sich den vollen und ausschließlichen Nutzen und die Vorteile dieser Arbeitsergebnisse zu sichern und diese zu verwerten.

		17.7

Furthermore, upon request of the Company he will support the obtaining of copyright and other legal methods of protection (especially industrial property rights) for work results which shall be protected domestically and abroad. For this purpose the Managing Director will fill out and hand over all applications, acts of assignments and other legal statements. Moreover, he will assign every document which is necessary or wanted by the Company in order to transfer copyright or other industrial property rights to work results entirely to the Company. In addition, he will make it possible for the Company, their legal successors and assignees to receive the full and exclusive usage and advantages of the work results.

17.8	Soweit gesetzlich zulässig, verzichtet der Geschäftsführer ausdrücklich auf die Geltendmachung seiner ihm zustehenden Urheberpersönlichkeitsrechte an den oben genannten Arbeitsergebnissen, insbesondere auf das Recht auf Namensnennung und auf Zugänglichmachung des Werkes.	17.8

To the extent permitted under applicable laws, the Managing Director will not assert his moral rights regarding the abovementioned work results especially the right to be named and the right to have access to their work.

[Letterhead of Cohu GmbH]

17.9	Der Geschäftsführer hat eine angemessene Dokumentation seiner patent‑, urheberrechts‑ und sonstigen schutzrechtsfähigen Arbeitsergebnisse sicherzustellen und auf dem Laufenden zu halten. Diese sind der Gesellschaft zu jeder Zeit zugänglich zu machen und das Eigentum daran ist ihr zu übertragen.	17.9

The Managing Director is obliged to prepare a reasonable documentation of their protectable work results, whether they are patentable or pro‐tectable by copyright, and the Managing Director is obliged to keep them updated. This documentation has to be made accessible at any time to the Company and the property therein is to be transferred to the Company.

17.10

Für die Erfüllung dieser Mitwirkungspflichten oder für jegliche sonstige Tätigkeit im Zusammenhang mit dieser Übertragung von Rechten erhält der Geschäftsführer während der Dauer des Anstellungsverhältnisses keine weitere Vergütung neben der unter Ziffer 3 des Geschäftsführervertrages geregelten Vergütung. Erstattet werden lediglich die Kosten, die ihm durch das Verlangen der Gesellschaft entstanden sind. Soweit der Geschäftsführer die Mitwirkungspflichten nach Beendigung des Anstellungsverhältnisses erfüllt, wird er hierfür einen angemessenen Tagessatz sowie die Erstattung aller Kosten, die ihm durch das Verlangen der Gesellschaft entstanden sind, erhalten.

		17.10

For the fulfillment of these participation obligations or any other activity in connection with this transfer of rights the Managing Director will not receive any further remuneration in addition to what was stipulated under clause 3 of this Managing Director Agreement during the service relationship. Only such costs will be covered that were created by the demand for activity by the Company. As far as the Managing Director fulfills participation duties after termination of the service relationship, he will receive a reasonable daily rate as well as coverage of all costs which were created by the demands of the Company.

17.11	Jegliche Verwertung von Arbeitsergebnissen ist mit den Bezügen des Geschäftsführers abgegolten. Dem Geschäftsführer steht keine gesonderte Erfindervergütung zu.	17.11	Any utilisation of work results shall be compensated by payment of remuneration to the Managing Director. The Managing Director shall not be entitled to any special inventor's bonus.

17.12	§ 69b Urheberrechtsgesetz (Urheber in Arbeits‑ und Dienstverhältnissen) bleibt von dem Geschäftsführervertrag unberührt.	17.12	Section 69b Copyright Act (Originator in employment status) shall remain unaffected by this Managing Director Agreement.

18.	ARBEITSUNFäHIGKEIT	18.	INCAPACITY TO WORK

18.1	Im Fall von Arbeitsunfähigkeit (z. B. aufgrund von Krankheit) ist der Geschäftsführer verpflichtet, unverzüglich die Gesellschafter zu informieren.	18.1	In case of incapacity to work (e.g., due to illness) the Managing Director shall inform the shareholders without undue delay.

18.2	Im Falle einer mit Arbeitsunfähigkeit verbundener Krankheit ist der Geschäftsführer verpflichtet, der Gesellschaft eine ärztliche Bescheinigung über die Arbeitsunfähigkeit spätestens am dritten Tag der Arbeitsunfähigkeit, auf Verlangen der Gesellschaft auch früher, vorzulegen. Dasselbe gilt im Falle einer Folgeerkrankung.	18.2

In case of incapability to work due to illness the Managing Director shall present a medical certificate at the latest on the third day of the incapacity to work, upon request of the Company or earlier. The same shall apply in case of a subsequent illness.

[Letterhead of Cohu GmbH]

18.3

Bei einer durch Krankheit oder Unfall verursachten Arbeitsunfähigkeit wird die feste Vergütung gemäß Ziffer 3.1 für 6 Wochen weitergezahlt, längstens jedoch bis zur Beendigung des Dienstverhältnisses. Ein Anspruch auf eine etwaig vereinbarte variable Vergütung besteht für die Zeit der Entgeltfortzahlung nicht. Dabei erfolgt die Entgeltfortzahlung abzüglich des aus Anlass der Krankheit gewährten Krankengeldes der gesetzlichen Krankenversicherung; falls der Geschäftsführer nicht in der gesetzlichen Krankversicherung ist, wird ein hypothetisch gewährtes Krankengeld der gesetzlichen Krankenversicherung zugrunde gelegt.

		18.3

In case of incapability to work due to illness or accident the payment of the fixed salary of clause 3.1 shall continue for 6 weeks, however, maximum until the end of the service relationship. There is no entitlement to variable remuneration, if any, for the time of the continued payment of salary. The continued payment of salary shall be less the sick benefits paid by the statutory health insurance because of this illness; if the Managing Director is not in the statutory health insurance, a hypothetical sick benefit paid by the statutory health insurance shall be deducted.

18.4	Der Geschäftsführer tritt bereits jetzt etwaige Ansprüche an die Gesellschaft ab, die ihm gegenüber Dritten wegen der Arbeitsunfähigkeit zustehen, soweit diese Ansprüche nicht die Vergütung, die der Geschäftsführer während seiner Arbeitsunfähigkeit erhält, übersteigen.	18.4

The Managing Director herewith assigns to the Company all claims against third parties due to the incapacity to work to the extent that these claims do not exceed the remuneration that the Managing Director receives during his incapacity to work.

19.	GEHALTSABTRETUNG UND (VER)PFäNDUNG	19.	PLEDGING OF SALARY AND ASSIGNMENT

	Die Verpfändung, Pfändung oder Abtretung von Gehaltsansprüchen ist nur nach vorheriger schriftlicher Zustimmung der Gesellschaft zulässig.		Pledging or assignment of salary claims is permissible only with the Company's prior written consent.

20.	VORAUSZAHLUNGEN, ÜBERZAHLUNGEN UND DARLEHEN	20.	ADVANCE PAYMENTS, OVERPAYMENTS AND LOANS

20.1	Vorschüsse und Überzahlungen für Reisekosten, Provisionen, Vergütung oder Ähnliches, und Darlehen, die die Gesellschaft an den Geschäftsführer gezahlt hat, werden mit der Beendigung des Dienstverhältnisses hinsichtlich des noch offenen Restbetrages ohne Rücksicht auf die bei der Hingabe der Leistungen getroffenen Vereinbarungen fällig, es sei denn, dass der Geschäftsführer aus einem von der Gesellschaft zu vertretenden Grund außerordentlich gekündigt hat.	20.1

Advances and overpayments for travel expenses, commissions, remuneration or similar, and loan of money awarded to the Managing Director by the Company mature immediately according to the remaining amount not repaid on the termination of Managing Director Agreement regardless of the agreements made by the time of granting, unless the Managing Director terminates the service relationship for severe cause due to grounds caused by the Company.

[Letterhead of Cohu GmbH]

20.2	Der Geschäftsführer ist verpflichtet, etwaige Überzahlungen nach Ziffer 3 auch dann an die Gesellschaft zurückzuzahlen, wenn der Geschäftsführer diese Zahlungen bereits verbraucht hat. Der Einwand des Wegfalls der Bereicherung gemäß § 818 Abs. 3 BGB ist ausgeschlossen.	20.2

The Managing Director shall pay back to the Company any overpayments according to clause 3, even if the Managing Director has already spent these amounts. The defence to claim the omission of enrichment provided under Section 818 para. 3 of the German Civil Code is excluded.

21.	AUSSCHLUSS DES URKUNDENPROZESSES	21.	EXCLUSION OF PROCEDURE ONLY USING DOCUMENTARY EVIDENCE

	Keine der Parteien ist berechtigt, Ansprüche aus oder im Zusammenhang mit dem Dienstverhältnis im Wege des Urkundenprozesses gemäß §§ 592 ff. ZPO geltend zu machen.

Neither party is entitled to assert claims arising from or in connection with the service relationship by way of documentary proceedings pursuant to Sec. 592 et seq. ZPO (German Code of Civil Procedure).

22.	KEINE NEBENABREDEN	22.	NO SIDE AGREEMENTS

22.1

Dieser Geschäftsführervertrag ersetzt sämtliche bisherigen Vereinbarungen zwischen den Parteien oder zwischen dem Geschäftsführer und Verbundenen Unternehmen zum Anstellungsverhältnis oder mit der Beschäftigung des Geschäftsführers im Zusammenhang stehende Vereinbarungen. Sämtliche bisherigen möglicherweise zwischen den Parteien oder mit Verbundenen Unternehmen bestehende Dienst- oder Arbeitsverhältnisse werden hiermit aufgehoben.

Die gilt nicht für folgende Vereinbarungen: (a) 2024 Executive Management Compensation Summary zwischen der Cohu, Inc. und dem Geschäftsführer, unterzeichnet vom Geschäftsführer am 27. März 2024; und (b) von der Cohu, Inc. gewährte Aktienzuteilungsvereinbarungen, die auf dem E*trade-Konto des Geschäftsführers ausgewiesen sind.

		22.1

This Managing Director Agreement shall replace all previous agreements between the parties or between the Managing Director and Affiliated Companies regarding the service relationship or agreements related to the service relationship of the Managing Director. Any previous service or employment agreements existing between the Parties and with an Affiliated Company shall be terminated. As an express exception, the following agreements shall remain in full force and effect: (a) 2024 Executive Management Compensation Summary between Cohu, Inc. and the Managing Director, signed by Managing Director on 27 March 2024; and (b) stock award agreements granted by Cohu Inc. and reflected in Managing Director’s E*trade account.

[Letterhead of Cohu GmbH]

22.2	Darüber hinaus verlieren auch sämtliche dem Geschäftsführer bisher von der Gesellschaft oder einem Verbundenen Unternehmen erteilten Vollmachten, insbesondere die Generalvollmacht vom 23. Mai 2017, ihre Wirkung.	22.2

In addition, all powers of attorney previously granted to the Managing Director by the Company or an Affiliated Company, in particular the general power of attorney dated 23 May 2017, shall also cease to have effect.

23.	SCHLUSSBESTIMMUNGEN	23.	FINAL PROVISIONS

	Soweit in diesem Geschäftsführervertrag Ansprüche oder Pflichten des Geschäftsführers gegenüber Verbundenen Unternehmen oder Ansprüche oder Pflichten von Verbundenen Unternehmen gegenüber dem Geschäftsführer geregelt werden, handelt die Gesellschaft im Einverständnis dieser Verbundenen Unternehmen.	23.1

To the extent that any claims or obligations of the Managing Director towards Affiliated Companies or claims or obligations of the Affiliated Companies towards the Managing Director art subject to this Managing Director Agreement the Company acts with the consent of these Affiliated Companies.

23.2	Änderungen und Ergänzungen dieses Geschäftsführervertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Das gilt auch für die Änderung dieser Klausel. Mündliche Nebenabreden sind nichtig. § 305b BGB bleibt unberührt.	23.2

Any amendments or additions to this Agreement must be in writing. This shall also apply to any change in this provision. Oral agreements are void. Section 305b German Civil Code shall remain unaffected.

23.3	Sollte eine Bestimmung dieses Geschäftsführervertrages unwirksam sein oder werden, so wird die Wirksamkeit der übrigen Bestimmungen dadurch nicht berührt. Die Parteien sind im Falle einer unwirksamen Bestimmung verpflichtet, über eine wirksame und zumutbare Ersatzregelung zu verhandeln, die dem von den Parteien mit der unwirksamen Bestimmung verfolgten wirtschaftlichen Zweck möglichst nahekommt. Dies gilt entsprechend, wenn sich eine Lücke in diesem Geschäftsführervertrag herausstellt.	23.3

Should any provision of this Managing Director Agreement be or become void, the validity of the other provisions will not be affected thereby. In the event of an invalid provision, the parties shall be obliged to negotiate a valid and reasonable substitute provision which comes as close as possible to the economic purpose the parties had pursued with the invalid provision. This shall apply accordingly if a gap in this Agreement becomes apparent.

24.	ANWENDBARES RECHT, MASSGEBLICHE FASSUNG	24.	GOVERNING LAW, AUTHORITATIVE VERSION

	Dieser Geschäftsführervertrag unterliegt deutschem Recht. Die deutsche Fassung dieses Geschäftsführervertrags ist maßgeblich.		German law shall apply to this Managing Director Agreement. The German version of this Managing Director Agreement shall be the authoritative version.

[Letterhead of Cohu GmbH]

_____________________________________ Ort/Place, Datum/Date	_____________________________________ Ort/Place, Datum/Date

_____________________________________ Jeff Jones als Vertreter der Gesellschafterversammlung der Cohu GmbH / as representative of the shareholder meeting of Cohu GmbH	_____________________________________ Klaus Ilgenfritz

Der Geschäftsführer bestätigt mit der Unterschrift, eine vollständige Ausführung dieses Geschäftsführervertrages erhalten zu haben, die von beiden Parteien im Original unterschrieben wurde.

The Managing Director hereby confirms by signature that the Managing Director has received a complete execution of this Managing Director Agreement that has been signed by both parties with original signatures.

_____________________________________ Ort/Place, Datum/Date
_____________________________________ Klaus Ilgenfritz